Exhibit 99

Piper Jaffray Companies, 800 Nicollet Mall, Minneapolis, MN 55402-7020

CONTACT
Jennifer A. Olson-Goude	Susan L. Beatty
Investor Relations	Media Relations
Tel: 612 303-6277	Tel: 612-303-5680

FOR IMMEDIATE RELEASE

Piper Jaffray Companies Announces 2005 Second Quarter Results

MINNEAPOLIS – July 20, 2005 – Piper Jaffray Companies (NYSE: PJC) today announced net income of $1.2 million, or $0.06 per diluted share, for the quarter ended June 30, 2005. The second quarter included a pre-tax restructuring charge of $8.6 million, or $0.29 per diluted share after tax, related to implementing certain expense reduction measures previously announced by the firm. For the quarter ended June 30, 2004, net income was $13.0 million, or $0.67 per diluted share, and for the quarter ended Mar. 31, 2005, net income was $7.3 million, or $0.38 per diluted share. Net revenues for the second quarter of 2005 were $179.7 million, down 13.3 percent from the second quarter of 2004 and essentially unchanged from the first quarter of 2005.

For the first six months of 2005, net income was $8.6 million, down 68.0 percent from the year-ago period. Earnings per diluted share were $0.44, down from $1.38 from the first six months of 2004. Net revenues of $358.7 million year-to-date represent a 13.9 percent decrease over the year-ago period, primarily due to lower principal transactions and lower investment banking revenue.

“We reported mixed business results versus the first quarter with stronger performance in institutional sales and trading and public finance offset by weaker private client revenues and lower mergers and acquisitions revenues, and financial results were well below one year ago,” said Chairman and Chief Executive Officer Andrew S. Duff. “We are well underway with a process to strategically position our businesses for improved growth and profitability. During the quarter we reorganized our fixed income resources within our Capital Markets segment, and we recently announced the European expansion of our healthcare franchise. During the quarter we also implemented expense reduction measures to better align our cost infrastructure with our revenues.”

Results of Operations

Net Revenues

In the second quarter of 2005, net revenues declined $27.7 million, or 13.3 percent, from the second quarter of 2004, primarily due to lower principal transactions in both Capital Markets and Private Client Services and lower investment banking revenues. Compared to the first quarter of 2005, net revenues were essentially flat as higher Capital Markets revenues offset lower private client activity.

Non-Interest Expenses

For the three months ended June 30, 2005, non-interest expenses were $178.1 million, down 4.6 percent from the second quarter of 2004. Compensation expense was $110.4 million, a decline of $17.3 million, or 13.6 percent, from the prior-year period, primarily due to less variable compensation driven by lower net revenues and profitability. For the second quarter of 2005, non-compensation expenses were $67.7 million, up $8.7 million compared to the second quarter of 2004, mainly attributable to the pre-tax restructuring charge of $8.6 million, which was comprised of approximately $4.9 million in severance benefits and approximately $3.7 million related to the reduction of leased office space. The firm expects these expense reduction measures to generate annual pre-tax cost savings of approximately $10.0 million. Compared to the second quarter of 2004, the following describes changes in other non-compensation expenses:

•	Marketing and business development expense decreased $1.1 million, or 10.0 percent, mainly driven by efforts to reduce costs.

•	Outside services expenses increased $2.4 million, or 24.3 percent, mainly driven by increased outsourcing of certain technology and operations functions, which were previously performed in-house with the associated expense mainly reflected in compensation and benefits. In addition, deal-related expenses increased.

•	Other operating expenses declined $1.5 million, or 19.0 percent, driven by lower minority interest expense on private equity investments and lower charitable contributions due to lower profitability. These decreases were partially offset by increased litigation-related expenses.

For the quarter, pre-tax operating margin was 0.9 percent, down from 10.0 percent in the year-ago period and 6.4 percent in the first quarter of 2005. The pre-tax restructuring charge negatively impacted pre-tax margin for the quarter by approximately 480 basis points. For the first six months of 2005, annualized return on average tangible shareholders’ equity1 was 4.2 percent compared to 14.1 percent for the first six months of 2004.

During the second quarter of 2005, Piper Jaffray repurchased 623,750 shares of the company’s outstanding common stock at an average price of $29.45 under its previously announced repurchase program. The remaining authorization under the program is for the repurchase of up to 351,250 shares.

Business Segment Review

Capital Markets

In the second quarter of 2005, Capital Markets recorded $97.6 million in net revenues, down $16.0 million, or 14.1 percent, from the second quarter of 2004 and up $5.7 million, or 6.1 percent, from the first quarter of 2005. Segment pre-tax operating income for the quarter was $12.9 million, down 25.3 percent compared to the prior-year period and up 11.7 percent compared to the first quarter of 2005.

Institutional Sales and Trading

Total institutional sales and trading revenues were $48.8 million, down 6.8 percent from the second quarter of 2004, primarily attributable to lower institutional cash equities sales and trading revenues and lower revenues from interest rate products, partially offset by the addition of APT (algorithmic and program trading) revenues. Compared to the first quarter of 2005, net revenues improved by $6.1 million, or 14.4 percent, mainly driven by stronger revenues from interest rate products, improved convertible sales and trading results and increased net commissions from equity institutional sales and trading.

Investment Banking

For the second quarter of 2005, total investment banking revenues were $48.0 million, down $13.9 million, or 22.4 percent, compared to the second quarter of 2004. Compared to the first quarter of 2005, total investment banking revenues were relatively unchanged.

•	Fixed income underwriting revenues increased $5.2 million, or 35.9 percent, compared to the year-ago period and increased $8.1 million, or 69.9 percent, compared to the first quarter of 2005. The increases compared to both periods were mainly driven by increased municipal underwritings.

•	Equity underwriting revenues declined $3.9 million, or 18.8 percent, compared to the second quarter of 2004 and declined $3.4 million, or 16.6 percent, compared to the first quarter of 2005. The declines compared to both periods were primarily due to lower convertible underwriting activity.

•	Mergers and acquisitions revenue declined $15.2 million, or 57.4 percent, compared to the year-ago period, and declined $5.3 million, or 32.2 percent, compared to the first quarter of 2005. The declines compared to both periods were mainly attributable to the timing of some deals moving into the third quarter of 2005.

For the three months ended June 30, 2005, segment operating expenses were $84.7 million, a decrease of $11.7 million, or 12.1 percent, from the same period a year ago. The decline in expenses was primarily driven by lower variable compensation expense due to lower net revenues and profitability.

For the second quarter of 2005, segment pre-tax operating margin was 13.2 percent, compared to 15.2 percent in the same quarter of last year and 12.5 percent in the first quarter of 2005. The decline as compared to the year-ago period was largely due to lower revenues as previously described.

During the second quarter of 2005 Piper Jaffray announced the strategic repositioning of its fixed income business, which is included within its Capital Markets segment. The firm will focus its fixed income resources in the areas where it has the greatest strengths, namely public finance and proprietary high-yield research. All public finance investment banking and municipal sales and trading activities were combined within a single group named Public Finance Services. Sales, trading and research for corporate high-yield and structured products were integrated with equities and investment banking in a new group named Corporate and Institutional Services.

In addition, the firm recently announced the strengthening of its global healthcare franchise through the expansion of its UK subsidiary Piper Jaffray Ltd. As part of this expansion, Piper Jaffray Ltd. recently hired 14 healthcare specialists, further committing to a strong presence in the United Kingdom and advancing its healthcare platform.

Following is a recap of completed deal information for the second quarter of 2005:

•	14 equity offerings, raising a total of $2.5 billion in capital, and placing the firm 15th nationally, based on the number of completed transactions. Of the 14 transactions, Piper Jaffray lead-managed 5 deals. (Source: Dealogic)

•	6 mergers and acquisitions transactions with an aggregate enterprise value of $616.0 million. The number of deals and the enterprise value include disclosed and undisclosed transactions. (Source: Piper Jaffray)

•	126 tax-exempt issues with a total par value of $1.5 billion, ranking the firm fifth nationally. In the Midwest, the firm completed 82 public finance issues for the quarter with a total par value of $586.7 million, again ranking the firm the lead underwriter of Midwest tax-exempt issues. Rankings are based on the number of completed transactions. (Source: Thomson Financial)

Private Client Services

Private Client Services recorded net revenues of $84.1 million for the second quarter of 2005, down $5.4 million, or 6.1 percent, compared to the second quarter of 2004 and down $5.1 million, or 5.7 percent, compared to the first quarter of 2005. The decline in net revenues compared to both periods was primarily attributable to decreased transaction revenues driven by lower private client volumes, partially offset by increased revenues from fee-based accounts. For the three months ended June 30, 2005, segment pre-tax operating income was $2.1 million, down 70.2 percent from the second quarter of 2004, and down 56.4 percent from the first quarter of 2005.

In the second quarter of 2005, segment operating expenses were $82.0 million, essentially unchanged from the second quarter of 2004 and down $2.4 million, or 2.8 percent, compared to the first quarter of 2005. Compared to the year-ago period, lower variable compensation expense due to lower net revenues was partially offset by higher litigation-related expenses. Segment pre-tax operating margin was 2.5 percent, compared to 7.9 percent in the same quarter of last year and 5.4 percent in the first quarter of 2005. The decline as compared to both periods was due to lower net revenues and the relatively fixed nature of non-compensation expenses.

Corporate Support and Other

Corporate Support and Other pre-tax operating loss was $3.7 million for the second quarter of 2005, an increase of $1.4 million over the second quarter of 2004 and unchanged from the first quarter of 2005. The change compared to the second quarter of 2004 was mainly due to a net $1.0 million gain on a private equity investment recorded in the year-ago period.

Additional Shareholder Information

	As of June 30, 2005	As of March 31, 2005	As of June 30, 2004
Full time employees:	2,907	2,976	3,043
Financial advisors:	863	866	850
Client assets:	$51 billion	$50 billion	$49 billion
Shareholders’ equity:	$725.0 million	$736.6 million	$700.7 million
Book value per share:	$38.74	$38.09	$36.24
Tangible book value per share:	$21.58	$21.47	$20.43

(1)	Tangible shareholders’ equity equals total shareholders’ equity less goodwill and identifiable intangible assets. Annualized return on average tangible shareholders’ equity is computed by dividing annualized net earnings by average monthly tangible shareholders’ equity. Management believes that annualized return on tangible shareholders’ equity is a meaningful measure of performance because it reflects the tangible equity deployed in our businesses. This measure excludes the portion of our shareholders’ equity attributable to goodwill and identifiable intangible assets. The majority of our goodwill is a result of the 1998 acquisition of our predecessor company, Piper Jaffray Companies Inc., and its subsidiaries by U.S. Bancorp. The following table sets forth a reconciliation of shareholders’ equity to tangible shareholders’ equity. Shareholders’ equity is the most directly comparable GAAP financial measure to tangible shareholders’ equity.

	Average for the
	Six Months Ended	Six Months Ended	As of
(Dollars in thousands)	June 30, 2005	June 30,2004	June 30,2005
Shareholders’ equity	$731,388	$684,631	$724,979
Deduct: Goodwill and identifiable intangible assets	321,434	305,635	321,034
Tangible shareholders’ equity	$409,954	$378,996	$403,945

Conference Call

Andrew S. Duff, chairman and chief executive officer, and Sandra G. Sponem, chief financial officer, will host a conference call to discuss second quarter 2005 financial results on Wednesday, July 20, 2005, at 11 a.m. ET (10 a.m. CT). The call can be accessed via live audio webcast available through the firm’s web site at www.piperjaffray.com or by dialing (866) 244-9933, or (706) 758-0864 internationally, and referring to conference ID 7195370 and the leader’s name, Andrew Duff. Callers should dial in at least 15 minutes early to receive instructions. A replay of the conference call will be available beginning at approximately 1 p.m. ET on July 20, 2005 at the same web address or by calling (800) 642-1687, or (706) 645-9291 internationally.

About Piper Jaffray Companies

Piper Jaffray Companies (NYSE: PJC) is a focused securities firm dedicated to delivering superior financial advice, investment products and transaction execution within selected sectors of the financial services marketplace. The company operates through two primary revenue-generating segments: Capital Markets and Private Client Services. Through its chief operating subsidiary, Piper Jaffray & Co., the firm has served corporations, government and non-profit entities, institutional investors and the financial advisory needs of private individuals since 1895. Headquartered in Minneapolis, Piper Jaffray has approximately 3,000 employees in 104 offices in 23 states across the country and in London. For more information about Piper Jaffray, visit us online at www.piperjaffray.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements. These forward-looking statements cover, among other things, the future prospects of Piper Jaffray Companies. Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated, including the following: (1) we have agreed to certain restrictions to preserve the tax treatment of our spin-off from U.S. Bancorp, which reduce our strategic and operating flexibility, (2) we have agreed to indemnify U.S. Bancorp for taxes and related losses resulting from any actions we take that cause the spin-off to fail to qualify as a tax-free transaction, (3) developments in market and economic conditions have in the past adversely affected, and may in the future adversely affect, our business and profitability, (4) we may not be able to compete successfully with other companies in the financial services industry, (5) our underwriting and market-making activities may place our capital at risk, (6) an inability to readily divest or transfer trading positions may result in financial losses to our business, (7) use of derivative instruments as part of our risk management techniques may place our capital at risk, while our risk management techniques themselves may not fully mitigate our risk exposure, (8) an inability to access capital readily or on terms favorable to us could impair our ability to fund operations and could jeopardize our financial condition, (9) we may make strategic acquisitions of businesses, engage in joint ventures or divest or exit existing businesses, which could cause us to incur unforeseen expense and have disruptive effects on our business but may not yield the benefits we expect, (10) our technology systems are critical components of our operations, and the failure of those systems may disrupt our business, cause financial loss and constrain our growth, (11) our business is subject to extensive regulation that limits our business activities, and a significant regulatory action against our company may have a material adverse financial effect or cause significant reputational harm to our company, (12) regulatory capital requirements may adversely affect our ability to expand or maintain present levels of our business or impair our ability to meet our financial obligations, (13) our exposure to legal liability is significant, and could lead to substantial damages and restrictions on our business going forward, (14) we may suffer losses if our reputation is harmed, (15) provisions in our certificate of incorporation and bylaws and of Delaware law may prevent or delay an acquisition of our company, which could decrease the market value of our common stock, and (16) other factors identified in the document entitled “Risk Factors” filed as Exhibit 99.1 to our Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, and in our subsequent reports filed with the SEC. These reports are available at our Web site at www.piperjaffray.com and at the SEC Web site at www.sec.gov. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update them in light of new information or future events.

Since 1895. Member SIPC and NYSE.
© 2005 Piper Jaffray & Co., 800 Nicollet Mall, Suite 800, Minneapolis, Minnesota 55402-7020

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Piper Jaffray Companies
Preliminary Unaudited Results of Operations

	For the Three Months Ended			Percent Inc/(Dec)
	June 30,	March 31,	June 30,	2Q05 vs.	2Q05 vs.
(Amounts in thousands, except per share data)	2005	2005	2004	1Q05	2Q04
Revenues:

Commissions and fees	$67,879	$70,160	$65,776	(3.3)%	3.2%
Principal transactions	38,158	34,864	50,243	9.4	(24.1)
Investment banking	55,024	56,322	68,180	(2.3)	(19.3)
Interest	17,052	15,602	14,044	9.3	21.4
Other income	11,267	10,727	16,407	5.0	(31.3)

Total revenues	189,380	187,675	214,650	0.9	(11.8)

Interest expense	9,715	8,607	7,318	12.9	32.8

Net revenues	179,665	179,068	207,332	0.3	(13.3)

Non-interest expenses:

Compensation and benefits	110,383	109,402	127,690	0.9	(13.6)
Occupancy and equipment	14,419	14,027	13,683	2.8	5.4
Communications	10,299	10,405	10,712	(1.0)	(3.9)
Floor brokerage and clearance	4,732	4,203	4,559	12.6	3.8
Marketing and business development	10,014	10,650	11,131	(6.0)	(10.0)
Outside services	12,374	10,639	9,951	16.3	24.3
Cash award program	1,061	1,136	1,269	(6.6)	(16.4)
Restructuring-related expense	8,595	—	—	N/M	N/M
Other operating expenses	6,196	7,127	7,647	(13.1)	(19.0)

Total non-interest expenses	178,073	167,589	186,642	6.3	(4.6)

Income before income tax expense	1,592	11,479	20,690	(86.1)	(92.3)

Income tax expense	355	4,144	7,710	(91.4)	(95.4)

Net income	$1,237	$7,335	$12,980	(83.1)%	(90.5)%

Earnings Per Common Share
Basic	$0.07	$0.38	$0.67	(81.6)%	(89.6)%
Diluted	$0.06	$0.38	$0.67	(84.2)%	(91.0)%

Weighted average number of common shares
Basic	19,028	19,378	19,333	(1.8)%	(1.6)%
Diluted	19,195	19,523	19,395	(1.7)%	(1.0)%

Piper Jaffray Companies
Preliminary Unaudited Results of Operations

	For the Six Months Ended
	June 30,	June 30,	Percent
(Amounts in thousands, except per share data)	2005	2004	Inc/(Dec)
Revenues:

Commissions and fees	$138,039	$135,288	2.0%
Principal transactions	73,022	102,319	(28.6)
Investment banking	111,346	133,042	(16.3)
Interest	32,654	27,371	19.3
Other income	21,994	30,807	(28.6)

Total revenues	377,055	428,827	(12.1)

Interest expense	18,322	12,095	51.5

Net revenues	358,733	416,732	(13.9)

Non-interest expenses:

Compensation and benefits	219,785	257,397	(14.6)
Occupancy and equipment	28,446	27,415	3.8
Communications	20,704	21,170	(2.2)
Floor brokerage and clearance	8,935	9,359	(4.5)
Marketing and business development	20,664	21,793	(5.2)
Outside services	23,013	19,109	20.4
Cash award program	2,197	2,340	(6.1)
Restructuring-related expense	8,595	—	N/M
Other operating expenses	13,323	15,287	(12.8)

Total non-interest expenses	345,662	373,870	(7.5)

Income before income tax expense	13,071	42,862	(69.5)

Income tax expense	4,499	16,092	(72.0)

Net income	$8,572	$26,770	(68.0)%

Earnings Per Common Share
Basic	$0.45	$1.38	(67.4)%
Diluted	$0.44	$1.38	(68.1)%

Weighted average number of common shares
Basic	19,141	19,333	(1.0)%
Diluted	19,297	19,380	(0.4)%

Piper Jaffray Companies
Preliminary Unaudited Segment Data

	For the Three Months Ended			Percent Inc/(Dec)
	June 30,	March 31,	June 30,	2Q05 vs.	2Q05 vs.
(Dollars in thousands)	2005	2005	2004	1Q05	2Q04
Capital Markets

Net revenues	$97,598	$91,945	$113,645	6.1%	(14.1)%
Operating expenses	84,726	80,418	96,405	5.4	(12.1)

Segment pre-tax operating income	$12,872	$11,527	$17,240	11.7%	(25.3)%

Segment pre-tax operating margin	13.2%	12.5%	15.2%

Private Client Services

Net revenues	$84,081	$89,199	$89,506	(5.7)%	(6.1)%
Operating expenses	81,983	84,388	82,465	(2.8)	(0.6)

Segment pre-tax operating income	$2,098	$4,811	$7,041	(56.4)%	(70.2)%

Segment pre-tax operating margin	2.5%	5.4%	7.9%

Corporate Support and Other

Net revenues	$(2,014)	$(2,076)	$4,181	(3.0)%	N/M
Operating expenses	1,708	1,647	6,503	3.7	(73.7)%

Segment pre-tax operating loss	$(3,722)	$(3,723)	$(2,322)	(0.0)%	60.3%

Segment pre-tax operating margin	N/M	N/M	N/M

Reconciliation to total income before taxes:

Total segment pre-tax operating income	$11,248	$12,615	$21,959	(10.8)%	(48.8)%
Cash award program	1,061	1,136	1,269	(6.6)	(16.4)
Restructuring-related expense	8,595	—	—	N/M	N/M

Total income before income tax expense	$1,592	$11,479	$20,690	(86.1)%	(92.3)%

Pre-tax operating margin	0.9%	6.4%	10.0%

N/M — Not Meaningful

Piper Jaffray Companies
Preliminary Unaudited Segment Data

	For the Six Months Ended
	June 30,	June 30,	Percent
(Dollars in thousands)	2005	2004	Inc/(Dec)
Capital Markets

Net revenues	$189,543	$225,689	(16.0)%
Operating expenses	165,144	189,547	(12.9)

Segment pre-tax operating income	$24,399	$36,142	(32.5)%

Segment pre-tax operating margin	12.9%	16.0%

Private Client Services

Net revenues	$173,280	$185,901	(6.8)%
Operating expenses	166,371	171,840	(3.2)

Segment pre-tax operating income	$6,909	$14,061	(50.9)%

Segment pre-tax operating margin	4.0%	7.6%

Corporate Support and Other

Net revenues	$(4,090)	$5,142	N/M
Operating expenses	3,355	10,143	(66.9)%

Segment pre-tax operating loss	$(7,445)	$(5,001)	48.9%

Segment pre-tax operating margin	N/M	N/M

Reconciliation to total income before taxes:

Total segment pre-tax operating income	$23,863	$45,202	(47.2)%
Cash award program	2,197	2,340	(6.1)
Restructuring-related expense	8,595	—	N/M

Total income before income tax expense	$13,071	$42,862	(69.5)%

Pre-tax operating margin	3.6%	10.3%

N/M — Not Meaningful

Piper Jaffray Companies Preliminary Unaudited Supplemental Information

	For the Three Months Ended			Percent Inc/(Dec)
	June 30,	March 31,	June 30,	2Q05 vs.	2Q05 vs.
(Dollars in thousands)	2005	2005	2004	1Q05	2Q04
Capital Markets

Institutional Sales and Trading
Fixed Income	$19,354	$16,318	$22,080	18.6%	(12.3)%
Equities	29,418	26,320	30,241	11.8	(2.7)

Total Institutional Sales and Trading	48,772	42,638	52,321	14.4	(6.8)

Investment Banking
Underwriting
Fixed Income	19,758	11,632	14,540	69.9	35.9
Equities	16,960	20,338	20,888	(16.6)	(18.8)
Mergers and Acquisitions	11,240	16,574	26,399	(32.2)	(57.4)

Total Investment Banking	47,958	48,544	61,827	(1.2)	(22.4)

Other Income	868	763	(503)	13.8	N/M

Capital Markets Net Revenues	$97,598	$91,945	$113,645	6.1%	(14.1)%

Piper Jaffray Companies
Preliminary Unaudited Supplemental Information

	For the Six Months Ended
	June 30,	June 30,	Percent
(Dollars in thousands)	2005	2004	Inc/(Dec)
Capital Markets

Institutional Sales and Trading
Fixed Income	$35,672	$43,683	(18.3)%
Equities	55,738	64,752	(13.9)

Total Institutional Sales and Trading	91,410	108,435	(15.7)

Investment Banking
Underwriting
Fixed Income	31,390	29,260	7.3
Equities	37,298	47,806	(22.0)
Mergers and Acquisitions	27,814	39,551	(29.7)

Total Investment Banking	96,502	116,617	(17.2)

Other Income	1,631	637	156.0

Capital Markets Net Revenues	$189,543	$225,689	(16.0)%